Pricing Supplement No. 1455BG
To underlying supplement No. 1 dated September 29, 2009,
product supplement BG dated March 18, 2011,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated February 15, 2012; Rule 424(b)(2)

$2,450,000 Three-Year Autocallable Securities Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due February 20, 2015

The securities are linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index (each, an “Underlying”). If the Final Levels of both Underlyings on any Call Date (including the Final Valuation Date) are greater than or equal to their respective Initial Levels, the Issuer will automatically call the securities and pay you a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the applicable Call Level based on an annualized return of 15.20%. The securities do not pay coupons or dividends and the investors should be willing to lose a significant portion or all of their initial investment if the securities are not automatically called and the Final Level of either Underlying decreases more than 30.00% from its Initial Level.  Any payment on the securities is subject to the credit of the Issuer.

The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities.

Terms and Conditions		Payoff Diagram
Issuer	Deutsche Bank AG, London Branch
Trade Date	February 15, 2012
Issue Date	February 21, 2012
Final Valuation Date†	February 17, 2015
Maturity Dates†	February 20 , 2015
Call Dates†	February 22, 2013 February 18 , 2014 February 17, 2015 (the Final Valuation Date)
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Underlyings	S&P 500® Index (Ticker: SPX) Russell 2000® Index (Ticker: RTY)
Issue Price	100% of the Face Amount
Automatic Call
If the Closing Levels of both Underlyings on any Call Date are greater than or equal to their respective Initial Levels, the securities will be automatically called. If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the Call Level for the applicable Call Date payable on the corresponding Call Settlement Date. The Call Level will be set on the Trade Date and reflects an annualized return of 15.20%.

Call Level	First Call Date: 115.20% Second Call Date: 130.40% Final Call Date: 145.60%
Underlying Return	For each Underlying, the Underlying Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level	For each Underlying, the Closing Level of such Underlying on the Trade Date: S&P 500® Index: 1,343.23 Russell 2000® Index: 813.98
Final Level	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level	For each Underlying, the closing level of such Underlying on the relevant date of calculation
Knock-In Event	A Knock-In Event occurs if the Final Level of either Underlying is less than its Knock-In Level.
Knock-In Level	For each Underlying, 70.00% of its Initial Level
Listing	The securities will not be listed on any securities exchange.
CUSIP	2515A1 H5 3
ISIN	US2515A1H535
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlyings:	S&P 500® Index (Ticker: SPX) Russell 2000® Index (Ticker: RTY)
Issue Price:	100% of the Face Amount
Laggard Underlying:
The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Automatic Call:	If the Closing Levels of both Underlyings on any Call Date are greater than or equal to their respective Initial Levels, the securities will be automatically called.
Call Settlement Date:	The third business day following the applicable Call Date. For the final Call Date, the Call Settlement Date will be the Maturity Date.
Redemption Amount upon Automatic Call:
If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the Call Level for the applicable Call Date payable on the corresponding Call Settlement Date. The Call Level will be set on the Trade Date and reflects an annualized return of 15.20%. The Call Date, Call Level and Redemption Amount applicable to each Call Settlement Date are set forth in the table below.

Call Date	Expected Call Settlement Date	Call Level	Redemption Amount (per $1,000 Face Amount of securities)
February 22, 2013	February 27, 2013	115.20%	$1,152.00
February 18, 2014	February 21, 2014	130.40%	$1,304.00
February 17, 2015 (Final Valuation Date)	February 20, 2015 (Maturity Date)	145.60%	$1,456.00
Payment at Maturity:
If the securities are not automatically called, the Payment at Maturity on the securities will depend on whether a Knock-In Event occurs, as follows:
• If a Knock-In Event does not occur, you will be entitled to receive a cash Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.
• If a Knock-In Event occurs, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + ($1,000 x Underlying Return of Laggard Underlying)
If the securities are not automatically called and a Knock-In Event occurs, you will lose some or all of your initial investment.

Knock-In Event:	A Knock-In Event occurs if the Final Level of either Underlying is less than its Knock-In Level.
Knock-In Level:	For each Underlying, 70.00% of its Initial Level
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date: S&P 500® Index: 1,343.23 Russell 2000® Index: 813.98
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:	For each Underlying, the closing level of such Underlying on the relevant date of calculation
Trade Date:	February 15, 2012
Issue Date	February 21, 2012
Final Valuation Date†:	February 17, 2015
Maturity Date†:	February 20, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1 H5 3
ISIN:	US2515A1H535
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$25.00	$975.00
Total	$2,450,000.00	$61,250.00	$2,388,750.00
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement. The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,450,000.00	$280.77

February 15, 2012

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with underlying supplement No. 1 dated September 29, 2009, product supplement BG dated March 18, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement BG dated March 18, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511070907/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Call Dates or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the hypothetical payments on the securities upon an Automatic Call on each of the Call Dates. The Call Levels below reflect the annualized return of 15.20%.

Call Date	Expected Call Settlement Date	Call Level	Redemption Amount (per $1,000 Face Amount of securities)
February 22, 2013	February 27, 2013	115.20%	$1,152.00
February 18, 2014	February 21, 2014	130.40%	$1,304.00
February 17, 2015 (Final Valuation Date)	February 20, 2014 (Maturity Date)	145.60%	$1,456.00

If the securities are not called:

The following table illustrates how the Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance of the Laggard Underlying are calculated if the securities have not been automatically called on any of the Call Dates (including the Final Valuation Date), and assumes an Initial Level of 1,000 and a Knock-In Level of 700 (70% of the Initial Level) for the Laggard Underlying. The actual Initial Level and Knock-In Level for each Underlying are indicated on the cover of this pricing supplement.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date. The Laggard Underlying may not be the only Underlying that caused the Knock-In Event.

Hypothetical Final Level of the Laggard Underlying	Hypothetical Underlying Return of the Laggard Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Securities
1,600	60%	N/A	N/A
1,400	40%	N/A	N/A
1,200	20%	N/A	N/A
1,000	0%	N/A	N/A
900	-10%	$1,000	0%
850	-15%	$1,000	0%
800	-20%	$1,000	0%
750	-25%	$1,000	0%
700	-30%	$1,000	0%
600	-40%	$600	-40%
400	-60%	$400	-60%
200	-80%	$200	-80%
0	-100%	$0	-100%

N/A: Not applicable because the securities will be automatically called if the Closing Levels of both Underlyings are equal to or greater than their respective Initial Levels.

The following examples illustrate how the Payment at Maturity or Redemption Amount set forth in the two tables above are calculated.

Example 1: The Closing Levels of both Underlyings are greater than their respective Initial Levels on the first Call Date. Because the Closing Levels of both Underlyings on the first Call Date are greater than or equal to their respective Initial Levels, the securities are automatically called on the first Call Date, and the investor will be entitled to receive a cash payment of $1,152.00 per $1,000 Face Amount of securities on the related Call Settlement Date, calculated as follows:

$1,000 x 115.20% = $1,152.00

Example 2: The securities have not been automatically called prior to the Final Valuation Date and the Final Levels of both Underlyings are greater than their respective Initial Levels on the Final Valuation Date. Because the last Call Date is scheduled to be the Final Valuation Date and the Final Levels of both Underlyings are greater than or equal to their respective Initial Levels, the securities are automatically called on the Final Valuation Date, and the investor will be entitled to receive a cash payment of $1,456.00 per $1,000 Face Amount of securities on the related Call Settlement Date (the Maturity Date), calculated as follows:

$1,000 x 145.60% = $1,456.00

Example 3: The securities have not been automatically called prior to the Final Valuation Date, the Final Levels of both Underlyings are greater than their respective Knock-In Levels and the Closing Level of the Laggard Underlying decreases 20.00% from its Initial Level of 1,000 to a Final Level of 800. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date.  Because the Final Levels of both Underlyings are greater than their respective Knock-In Levels, a Knock-In Event does not occur, and the investor will be entitled to receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The securities have not been automatically called prior to the Final Valuation Date, and the Closing Level of the Laggard Underlying decreases 40.00% from its Initial Level of 1,000 to a Final Level of 600 while the Final Level of the other Underlying is above its Initial Level. Because the Final Level of the Laggard Underlying is less than its Initial Level, the securities are not automatically called on the Final Valuation Date. Because the Final Level of the Laggard Underlying is less than its Knock-In Level, a Knock-In Event occurs and the investor will be entitled to receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

In this example, even though the Final Level of the other Underlying is greater than its Initial Level, because a Knock-In Event has occurred with respect to the Laggard Underlying, the investor will still lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level.

Example 5: The securities have not been automatically called prior to the Final Valuation Date, the Final Levels of both Underlyings are less than their respective Knock-In Levels and the Closing Level of the Laggard Underlying decreases 60.00% from its Initial Level of 1,000 to a Final Level of 400. Because the Final Levels of both Underlyings are less than their respective Knock-In Levels, the securities are not automatically called on the Final Valuation Date and a Knock-In Event occurs.  Because the Underlying Return for the Laggard Underlying is -60.00%, the investor will be entitled to receive a Payment at Maturity of $400.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -60.00%) = $400.00

In this example, even though the Final Levels of both Underlyings are less than their respective Knock-In Levels, the investor’s Payment at Maturity will be calculated solely by reference to the Underlying Return of the Laggard Underlying and the investor will still lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level.

Selected Purchase Considerations

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FIXED APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED, AND LIMITED PROTECTION AGAINST LOSS — The securities are designed for investors who believe that the Closing Levels of the Underlyings will not decrease more than 30% from their respective Initial Levels over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and the Closing Level of either Underlying declines by more than 30.00% from its Initial Level to its Final Level. If the securities are automatically called, you will receive a positive return reflecting the Call Level for the applicable Call Date. If the securities are not automatically called and the Underlying Returns of both Underlyings are equal to or greater than -30.00%, you will receive your initial investment at maturity. If the Underlying Return of either Underlying is less than -30.00%, you are exposed to any decline in the Closing Level of the Laggard Underlying and you will lose an amount equal to 1% of the Face Amount of your securities for every 1% that the Final Level of the Laggard Underlying is less than its Initial Level. Because the securities are

•	our senior unsecured obligations, payment of any amount on the securities at maturity or upon an Automatic Call is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is three years, the securities will be called if the Closing Levels of both Underlyings are greater than or equal to their respective Initial Levels on any Call Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of 15.20% per annum.

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RETURN LINKED TO THE LESSER PERFORMANCE OF TWO UNDERLYINGS — The securities are linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index, and if a Knock-In Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES —In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange (including a call), and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings or in any of the components of the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. If the securities are not automatically called, the Payment at Maturity of the securities will depend on whether a Knock-In Event occurs. If a Knock-In Event occurs with respect to either Underlying, your investment will be fully exposed to the decline in the Final Level of the Laggard Underlying as compared to its Initial Level, and you could lose up to 100% of your initial investment.

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YOUR APPRECIATION POTENTIAL IS LIMITED TO THE CALL LEVEL —The appreciation potential of the securities is limited to the pre-specified Call Level on the relevant Call Date, regardless of the performance of the Underlyings. In addition, since the securities could be called as early as the first Call Date, the term of your investment could be short, and your return on the securities would be less than if the securities were called at a later date. Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the securities at a comparable return for a similar level of risk. If the securities are not automatically called, you will realize no positive return on the securities, and you may lose up to 100% of your initial investment if a Knock-In Event occurs.

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IF A KNOCK-IN EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — If a Knock-In Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the securities, if any, and Payment at Maturity are not linked to a basket consisting of the Underlyings. Rather, the Payment at Maturity will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities may negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by the other Underlying.

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REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks of the Underlyings would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any payment upon an Automatic Call or Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the payment due on a Call Settlement Date or on the Maturity Date owed to you under the terms of the securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity and Redemption Amount payable upon an Automatic Call described in this pricing supplement are based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the

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securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the Closing Level of the Underlyings on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether a Knock-In Event occurs

•	supply and demand for the securities;

•	the expected volatility of the Underlyings;

•	the composition of the Underlyings and any change to their component stocks;

•	the market price of, and dividend rate on, the component stocks of the Underlyings;

•	economic, financial, political, regulatory or judicial events that affect the Underlyings or stock markets generally;

•	interest rates and yields in the market generally and in the markets of the component stocks of the Underlyings;

•	the time remaining to the maturity of the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. If a market

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disruption event occurs on any of the Call Dates or the Final Valuation Date, the calculation agent can postpone the determination of, or under some circumstances, use an alternate method to calculate, the Closing Levels of the Underlyings, including their Final Levels. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determination made by Deutsche Bank AG will not affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities may affect the payment you receive, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index and the Russell 2000® Index based on the daily closing levels from February 15, 2007 through February 15, 2012. The closing level of the S&P 500® Index on February 15, 2012 was 1,343.23. The closing level of the Russell 2000® Index on February 15, 2012 was 813.98. We obtained the closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlyings on the Call Dates, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 2.50% or $25.00 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of December 30, 2011, filed as an exhibit to our opinion, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of such counsel dated December 30, 2011, which has been filed on Form 6-K by the Issuer on December 30, 2011.